Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date between Powertech Technology Inc., a company organized under the laws of the Republic of China (Taiwan) (“Buyer”), and Spansion LLC, a Delaware limited liability company (“Seller”).

A. Buyer and Seller have entered into (i) that certain Asset and Share Purchase Agreement dated August 21, 2009 (the “Purchase Agreement”), pursuant to which Buyer purchased the equity of Spansion Holdings (Singapore) Pte. Ltd. (the “Singapore Subsidiary”) and purchased certain specified assets and assumed certain specified liabilities from Seller; and (ii) that certain Supply Agreement of even date herewith (“Supply Agreement”), pursuant to which Buyer will provide certain wafer assembly, marking, packaging and testing services to Seller;

B. In connection with the Purchase Agreement, Buyer desires that Seller provide Buyer with certain transition services at and following the Closing Date, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

1. DEFINITIONS. The defined terms used in this Agreement shall have the meanings set forth herein or as defined in the text below. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Purchase Agreement.

(a) “Buyer” shall mean and expressly refer to Powertech Technology Inc. and its designated subsidiaries, including any corporation, limited liability company, partnership or other entity or organization of which Powertech Technology Inc. (either alone or through or together with any other subsidiary of Powertech Technology Inc.) owns, directly or indirectly, a majority of the stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

(b) “Confidential Information” means any information disclosed by one party to the other in connection with this Agreement, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature, or that would otherwise reasonably be deemed confidential or proprietary by the recipient.

(c) “Facilities” means the Buyer facilities which may be required for Seller to perform Services.

(d) “G&A Services” means the services associated with certain general and administrative activities, specified in Exhibit A.

(e) “IT Services” means the services specified in Exhibit B.

(f) “Pass Through Expenses” means the reasonable and out-of-pocket expenses incurred by Seller, but not including any overhead costs, Seller profits or other markups.

(g) “Seller Hourly Fee” means (a) for the period beginning on the Effective Date and ending six (6) months after the Closing Date, an hourly fee amount to be determined by mutual written agreement by the parties for Services requested by Buyer that exceed a reasonable or pre-agreed allotment of Seller personnel time; and (b) after such six (6) month period, an amount equal to the fully burdened cost of Seller for the time of the applicable employee, unless a different hourly rate is specified for a particular Service in the Exhibits.

(h) “Services” means collectively the G&A Services, the IT Services and any Additional Services (as defined below in Section 2(b)).

2. SERVICES.

(a) Services. During the term of this Agreement, Seller shall provide, and as necessary shall cause its Affiliates to provide, Buyer with the (i) the G&A Services set forth in Exhibit A, and (ii) the IT Services set forth in Exhibit B.

(b) Additional Services. In the event that Buyer requests that Seller provide additional services not otherwise included within the scope of the existing Services specified in this Agreement (the “Additional Services”), the parties will promptly negotiate in good faith regarding (i) whether such Additional Services should be added to this Agreement, (ii) the terms and conditions of Exhibits to this Agreement that would set forth such Additional Services, and (iii) any fees and allocation of expenses that may be paid by Buyer for such Additional Services. Seller will not be obligated to provide any Additional Services unless the parties so agree in writing.

(c) Service Levels; Quality of Services. Buyer acknowledges that the Services to be performed by the Seller are intended to be minimal. Buyer further acknowledges that Seller is not in the business of providing services to third parties and is entering into this Agreement only as an accommodation to Buyer in connection with the Purchase Agreement. Seller will use commercially reasonable efforts to perform, and as necessary will cause its Affiliates to perform, the Services with approximately the same level of skill, quality, care, timeliness, and cost-effectiveness as such services, functions, and tasks were performed by Seller to the applicable business units during the period immediately prior to the Closing Date, taking into account the transfer of employees to Buyer as part of the transactions contemplated by the Purchase Agreement.

(d) Remediation. Buyer agrees that the remedies available to it in the event of failure of Seller to provide the Services in accordance with this Agreement should be addressed to correcting problems that resulted in such failure rather than to penalizing Seller, and therefore no service credits, rebates or refunds will be awarded for a failure to provide Services in accordance with applicable service levels. In recognition of this, Buyer’s sole and exclusive remedy and Seller’s sole and exclusive obligation for any such failures shall be the remediation activities specified in the Exhibits or as set forth in this Section 2(d). Unless otherwise specified in an Exhibit, in the event Seller does not provide a particular Service as specified in the applicable Exhibit, then Seller agrees that it will re-perform the applicable Service or will assign additional personnel or subcontractors to perform the require Service as soon as reasonably practicable thereafter.

(e) Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses in connection with their obligations under this Agreement.

(f) Subcontractors. The Services may, at Seller’s sole discretion, be provided in whole or in party by Affiliates of Seller or by third-party subcontractors selected by Seller.

(g) Location of Services Provided. Seller shall provide the Services to Buyer from locations of its own choice unless Services are required to be performed at the Facilities or other such location identified in the Exhibits.

3. MODIFICATION OF SERVICES. Seller may, at any time, and with reasonable notice to Buyer, modify the manner in which any Services are provided to address any reasonable concerns that Seller may have regarding such matters as confidentiality, expenses, system efficiency and the like; provided that the quality and the timeliness of the Services are not materially adversely affected. Without limiting the foregoing, the parties acknowledge that the scope or characteristics of the Services may change during the term of this Agreement as Buyer completes its transition from dependence on Seller’s Services. The parties agree to use reasonable modification procedures to notify the other of intended material modifications regarding the Services and the potential effects of such changes (“Modification Procedures”). A party requesting a modification of Services will give the other party written notice of the proposed modification, as well as the anticipated effects of the modification. The parties will discuss in good faith whether to implement the proposed modification; provided, however, that no modification will be implemented in the absence of written agreement between the parties to adopt the change.

4. MANAGEMENT.

(a) Seller Manager. Seller will appoint a Seller employee (the “Seller Manager”) who shall (i) have overall, day-to-day responsibility during the term of this Agreement for managing and coordinating the delivery of the Services; (ii) subject to the supervision of Seller management, be authorized to act for and on behalf of Seller with respect to all matters relating to this Agreement, and (iii) be the primary contact with the Buyer Manager (as defined below). The Seller Manager or the Seller Manager’s designees will coordinate and consult with the Buyer Manager. Seller may, at its discretion, and upon written notice to Buyer, designate other or additional individuals to serve in these capacities during the term of this Agreement.

(b) Buyer Manager. During the term of this Agreement, Buyer will appoint an employee (the “Buyer Manager”) who shall (i) have overall, day-to-day responsibility during the term of this Agreement for managing and coordinating the receipt of the Services; (ii) subject to the supervision of Buyer management, be authorized to act for and on behalf of Buyer with respect to all matters relating to this Agreement, and (iii) be the primary contact with the Seller Manager. The Buyer Manager or the Buyer Manager’s designees will coordinate and consult with the Seller Manager. Buyer may, at its discretion, designate other or additional individuals to serve in these capacities during the term of this Agreement.

5. DISPUTE RESOLUTION. The Buyer Manager and the Seller Manager will resolve any disputes between the parties arising out of this Agreement. If the Buyer Manager and Seller Manager cannot resolve a dispute, then they will escalate as necessary to resolve the dispute.

6. PERSONNEL.

(a) Right to Designate and Change Seller Personnel. Seller will make available such Seller employees and agents (“Seller Personnel”) as will reasonably be required to provide the Services. Seller may, in its sole discretion, designate which Seller Personnel will perform the Services. Seller also may, in its sole discretion, remove and replace any Seller Personnel at any time or designate any of its Affiliates or a subcontractor at any time to perform the Services. Seller is not obligated to hire any additional employees or maintain the employment of any specific employee.

(b) Responsibility for Seller Personnel. All Seller Personnel providing Services under this Agreement will be deemed to be employees or representatives solely of Seller (or its Affiliates) for purposes of all compensation and employee benefits and not to be employees or representatives of Buyer. As between the parties, Seller (or its Affiliates) will be solely responsible for payment of (i) all income, disability, withholding, and other employment taxes and (ii) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Seller who perform Services.

7. TERM AND TERMINATION.

(a) Term. The term of this Agreement shall commence on the Closing Date and shall continue twelve (12) months from the Closing Date (the “Term”). The Agreement may be terminated earlier as set forth in this Section 7.

(b) Early Termination of Services. Buyer may terminate any or all of the Services upon thirty (30) days prior written notice to Seller. Buyer will reimburse Seller for the reasonable termination costs incurred by Seller resulting from Buyer’s early termination of such services. Seller will use commercially reasonably efforts to mitigate such termination costs.

(c) Termination of Agreement for Cause. This Agreement may be terminated by either party if the other party materially breaches any provision of this Agreement, and such material breach or default has not been cured within thirty (30) days after such breaching party’s receipt of notice of such a material breach or default from the non-breaching party.

(d) Effect of Termination. Immediately following the expiration or termination of this Agreement, Seller shall cease, or cause its Affiliates or subcontractors to cease, providing the Services. Immediately following the termination or expiration of this Agreement or the termination of any particular Service, the Seller shall use commercially reasonable efforts to provide to Buyer consultation, assistance and information as reasonably requested by Buyer in order to make alternate arrangements to perform or obtain from third parties comparable services with respect to the applicable Service(s). Sections 7, 8, 9, 10, 11, 12, and 13 shall survive any expiration or termination of this Agreement.

8. FEES AND PAYMENT.

(a) Fees. Buyer will not be required to pay Seller any fees for the Services unless otherwise set forth on the Exhibits or as agreed to for a particular Additional Service or, if applicable, a modification of Services. Notwithstanding the foregoing, Buyer agrees to pay Seller the applicable Seller Hourly Fees for Services performed under this Agreement in excess of forty (40) hours per week per employee prior to the six month anniversary of this Agreement, or for any time accrued after six (6) months from the Closing Date.

(b) Expenses. Except as expressly set forth herein, Buyer shall be responsible for all Pass Through Expenses incurred by Seller (or its Affiliates, as applicable) in performing the Services and invoiced to Buyer in accordance with this Section 8, provided that Seller notify Buyer in advance of such expenses.

(c) Payment; Invoices. Unless the parties otherwise agree, amounts payable hereunder will be billed and paid in U.S. dollars. Within thirty (15) days after the end of each fiscal month, Seller will submit one (1) invoice to Buyer for any amounts payable by Buyer hereunder for the previous month. Each invoice will be accompanied by such supporting documentation as Buyer reasonably requests. Buyer will pay all amounts due pursuant to this Agreement within thirty (30) days after the receipt of the applicable invoice from Seller.

(d) Taxes. The fees under this Agreement exclude all applicable Tax (as defined in the Purchase Agreement) and Buyers will be responsible for payment of all such Tax and any related penalties and interest, arising from the payment of fees and expenses to Seller.

9. CONFIDENTIALITY.

(a) Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Section 9, disclose to any third party, or use for any purpose except as set forth in Section 9(b) below, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(iii) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(iv) was independently developed by the receiving party without use of, or reference to, the other party’s confidential information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(v) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party authorized and entitled to disclose such information to others without restriction.

(b) Permitted Use and Disclosures. Notwithstanding the restrictions of Section 9(a), each party hereto may (a) use Confidential Information disclosed to it by the other to the extent necessary for that party to perform its obligations under this Agreement and (b) use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, or (ii) complying with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental authorities (including the Securities and Exchange Commission),(provided that if a party is required to make any such disclosure, other than pursuant to an arrangement to restrict disclosure and use, it will give reasonable advance notice to the other party of such disclosure requirement, and in each case it will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise) and use reasonable efforts to permit the other party an opportunity maintain confidentiality of its affected Confidential Information). Buyer further acknowledges and agrees that Seller may disclose Confidential Information to formal and informal committees and consortia of its creditors formed in Seller’s bankruptcy proceedings, as well as to the professional advisors to such creditors, so long as such parties agree to abide by the confidentiality provisions of this Agreement.

10. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT TO EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY LOST PROFITS OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Each party agrees that in the absence of this limitation of liability, the terms of this Agreement would be substantially different.

11. DISCLAIMER OF WARRANTY. The Services and all information or other deliverables provided by Seller to Buyer pursuant to this Agreement are provided “AS IS,” without any warranty of any kind. WITHOUT LIMITING THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES OR CONDITIONS REGARDING THE SERVICES AND ANY OTHER DELIVERABLES HEREUNDER, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12. SATISFACTION OF CONDITION TO CLOSING. The parties agree that this Agreement hereby satisfies the conditions of Article 6 Section 6.02(f) of the Purchase Agreement.

13. MISCELLANEOUS PROVISIONS.

(a) Intellectual Property. Neither party grants to the other party under this Agreement any right or license to the intellectual property owned by such party. All license grants between the parties related to the subject matter of this Agreement are set forth in the Supply Agreement. All rights are reserved.

(b) Compliance with Law. Each party agrees to comply with all applicable state, local and federal laws related to the performance of their obligations under this Agreement. Without limiting the foregoing, each party agrees to comply with any applicable export control laws and regulations of the United States and China.

(c) No Agency. It is agreed and understood that neither party is the agent, representative or partner of the other and neither party has any authority or power to bind or contract in the name of or to create any liability against the other in any way or for any purpose pursuant to this Agreement.

(d) Governing Law and Arbitration. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of Hong Kong without giving effect to any choice or conflict of law provision or rule. The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended. All disputes between the parties will be resolved pursuant to the procedures set forth in Section 9.06 of the Purchase Agreement.

(e) Force Majeure. Neither party shall be liable for any failure to perform its obligations under this Agreement due to a force majeure event during the term of this Agreement, including but not limited to an act of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, acts of terror, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labor disputes. Upon the occurrence of a force majeure event, (a) the affected party shall notify the other party in writing; and (b) the originally scheduled date shall be deemed extended for a period equal to the time lost by reason of the event except that if such force majeure continues for more than six (6) consecutive months without the prospect of cure, the other party shall have the option to terminate this Agreement immediately upon written notice. Upon the cessation of a force majeure event, the affected party shall inform the other party of the date on which that party’s obligations under this Agreement shall be reinstated.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Buyer, to:

Powertech Technology, Inc.

No. 26, Datong Rd., Hsinchu Industrial Park

Hukou, Hsinchu 30352, Taiwan

Attention: Mr. C.C. Liao, Vice President & Deputy Chief Executive Officer

Facsimile No.: +88.63.597.9900

if to Seller, to:

Spansion LLC

915 DeGuigne Dr,

Sunnyvale, California 94088, USA

Attention: Nancy Richardson

Facsimile No.: +1.408.616.3762

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese

Facsimile No.: (650) 463-2600

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first business day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third business day following the day on which such notice or communication was mailed.

(g) Assignment. Neither party may assign or transfer this Agreement, directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. Any assignment in violation of this Section 13(g) shall be null and void from the beginning, and shall be deemed a material breach of this Agreement.

(h) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and the Buyer and Seller shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

(i) Amendment; Waiver. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13(j), provided that receipt of copies of such counterparts is confirmed.

(k) Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

(l) Entire Agreement. This Agreement with its Exhibits, and the applicable portions of the Purchase Agreement, constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

Powertech Technology, Inc.

By:	/s/ D.K. Tsai
Name:	D.K. Tsai
Title:	Chairman

Spansion LLC

By:	/s/ John Kispert
Name:	John Kispert
Title:	Chief Executive officer